Exhibit 4.4

ASSIGNMENT OF MANAGEMENT SERVICES AGREEMENT

THIS ASSIGNMENT OF MANAGEMENT SERVICES AGREEMENT, dated this 2ND day of June, 2025, from LMMS Management, LLC (“Assignor”) to Bequest Capital, LLC (“Assignee”) hereby confirms and memorializes the assignment of the Assignor’s interests in the Management Services Agreement (the “Contract”) to Assignee, as more fully stated herein.

WINESSETH:

WHEREAS, pursuant to a Management Services Agreement, dated April 1, 2024, Assignor agreed to provide management services to Bequest Bonds I, Inc.;

WHEREAS, the Assignor hereby wishes to divest itself of all rights, title and interest in the Contract;

WHEREAS, Assignor and Assignee desire to memorialize the Assignment of Assignor’s interest in the Contract to the Assignee;

NOW THEREFORE, in consideration of 00/100 Dollars ($0.00) and other good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby takes the following actions:

1.	Assignment of Contract: Assignor hereby irrevocably and unconditionally assigns, transfers and conveys to Assignee, all of Assignor’s rights, title and interest in the Contract.

IN WITNESS WHEREOF, the Assignor and Assignee execute this Assignment as of the day and year first above written.

LMMS Management, LLC

By:	Bequest Capital, LLC,
Its sole member

By:	______________________(SEAL)
Martin Saenz
Authorized representative

Bequest Capital, LLC,

By:	______________________(SEAL)
Martin Saenz
Authorized representative